#2633






CONTACT:       Chuck Suits or Mary Lou Kromer      407/362-2600 or
                                                   800/GRACE99




                   GRACE ACCEPTS RESIGNATION OF GOSSAGE FROM BOARD;
                    REJECTS PROPOSAL TO COMBINE GRACE AND HERCULES



     BOCA RATON, Fla., March 4, 1996 -- W. R. Grace & Co. (NYSE: GRA) today announced that it has accepted the resignation of Thomas L. Gossage, chairman and chief executive officer of Hercules, Incorporated, from its board of directors. Grace said that Gossage resigned after the Company rejected his proposal to consider combining Grace and Hercules.

     "Tom Gossage has been a member of our board for eight months, and know-ing what he does about the Company's future, I can understand that he would find such a transaction attractive," said Albert J. Costello, chairman, president and chief executive officer of Grace. "However, I and the board view Gossage's proposal not to be in the best interests of Grace or our shareholders.

     "I believe it is not the right time and Hercules is not the right company," said Costello. "Neither we nor our advisors see business-related synergies between Grace and Hercules. If there were strategic overlaps we would not have put Tom Gossage on the board in the first place."

     "I am greatly surprised by Tom Gossage's claim that he is not in agreement with the direction and long-term strategy of Grace since he has never expressed dissatisfaction at any board meeting or to me personally," said Costello.

                                        (more)

           "We have delivered significant shareholder value in a relatively short period of time:

                      -Reached an agreement with Fresenius AG for National
               Medical Care that has been valued by the analyst community at approximately $4 billion.

                      -Close to reaching an agreement regarding Grace Dearborn.
               We expect an announcement in April.

                      -Implemented a cost cutting program that will reduce
               annual costs by more than $100 million. We are pursuing further cost reductions.

                      -Taking aggressive steps that will soon lead to a
               greatly enhanced capital structure, including authorization for up to a 20 percent stock repurchase, debt reduction and aggressive working capital and capital spending controls.

                      -Continuing to make significant investments to fuel
               growth of our core businesses on a global basis."

           "These actions are the steps that will lead to creating substantial value in both the near- and long-term -- not merging with Hercules."

           Following is text from the resignation letter from Gossage and the response from Costello: